April 3, 2025
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Spruce Power Holding Corporation's Form 8-K/A dated April 3, 2025, and have the following comments:
1.We agree with the statements made in the first sentence of the first paragraph, as well as the second, third, fourth, and fifth paragraphs.
2.We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph.
Yours truly,
/s/ DELOITTE & TOUCHE LLP
Houston, Texas